SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                    SOUTHWEST BANCORPORATION OF TEXAS, INC.
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                    SOUTHWEST BANCORPORATION OF TEXAS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 25, 2001

To the Shareholders of
  Southwest Bancorporation of Texas, Inc.

     The Annual Meeting of Shareholders (the "Annual Meeting") of Southwest Bancorporation of Texas, Inc. (the "Company") will be held at the St. Regis, 1919 Briar Oaks Lane, Houston, Texas, on Wednesday, April 25, 2001, at 5:00 p.m., Central time, with a reception to follow, for the following purposes:

          1. To elect (i) five Directors of Class II of the Board of Directors to hold office until the 2004 Annual Meeting of Shareholders and until their respective successors have been elected and qualified, or until their earlier resignation or removal, and (ii) one Director of Class I of the Board of Directors to hold office until the 2003 Annual Meeting of Shareholders and until his successor has been elected and qualified, or until his earlier resignation or removal.

          2. To approve an amendment to the Company's Articles of Incorporation to increase the number of shares of Common Stock from 75,000,000 to 150,000,000 shares.

          3.  To approve a new Restricted Stock Plan.

          4. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the year ending December 31, 2001.

          5. To transact such other business as may properly come before the Annual Meeting or adjournment hereof.

     The close of business on Monday, March 12, 2001, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting; and only shareholders of record at such time will be entitled to notice and to vote. In compliance with Article 2.27 of the Texas Business Corporation Act, a list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company by any shareholder during usual business hours for a period of ten days prior to the Annual Meeting. The list of shareholders will also be available for inspection at the Annual Meeting from 5:00 p.m., local time, until adjournment of the Annual Meeting.

                                          By Order of the Board of Directors


                                          /s/ DAVID C. FARRIES
                                              David C. Farries
                                              EXECUTIVE VICE PRESIDENT
                                                TREASURER AND SECRETARY

Dated:  March 16, 2001
        Houston, Texas


--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU MAY OWN. THE COMPANY'S MANAGEMENT SINCERELY DESIRES YOUR PRESENCE AT THE ANNUAL MEETING. HOWEVER, SO THAT WE MAY BE SURE THAT YOUR VOTE WILL BE INCLUDED, PLEASE SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. IF YOU WISH TO VOTE USING THE INTERNET, PLEASE FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.
--------------------------------------------------------------------------------

                                ANNUAL REPORT ON
                                    FORM 10-K

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO R. JOHN MCWHORTER, SENIOR VICE PRESIDENT AND CONTROLLER, SOUTHWEST BANCORPORATION OF TEXAS, INC., 4400 POST OAK PARKWAY, HOUSTON, TEXAS 77027. ANY SHAREHOLDER MAKING SUCH A REQUEST MUST REPRESENT THAT HE OR SHE WAS A SHAREHOLDER OF RECORD AS OF THE RECORD DATE OF THE ANNUAL MEETING.

                    SOUTHWEST BANCORPORATION OF TEXAS, INC.
                             4400 POST OAK PARKWAY
                              HOUSTON, TEXAS 77027
                                 (713) 235-8800

                         ------------------------------

                                PROXY STATEMENT

                         ------------------------------

     This proxy statement is furnished to the shareholders of Southwest Bancorporation of Texas, Inc., a Texas corporation (the "Company"), for solicitation of proxies on behalf of the Board of Directors of the Company for use at the 2001 Annual Meeting of Shareholders (the "Annual Meeting") to be held April 25, 2001, and at any and all adjournments thereof. The purpose of the meeting and the matters to be acted upon are set forth herein and in the accompanying Notice of Annual Meeting of Shareholders.

     Shares represented at the Annual Meeting by an executed and unrevoked proxy in the form enclosed (or transmitted electronically using the Internet), will be voted in accordance with the instructions contained therein. If no instructions are given on an executed and returned form of proxy, the proxies intend to vote the shares represented thereby in favor of each of the proposals to be presented to and voted upon by the shareholders as set forth herein, and in accordance with their best judgment on any other matter which may properly come before the Annual Meeting.

     The cost of this solicitation of proxies is being borne by the Company. Solicitations will be made only by the use of the mail, except that, if deemed desirable, officers and regular employees of the Company may solicit proxies by telephone, telegraph or personal calls, without being paid additional compensation for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the Common Stock, par value $1.00 per share, of the Company (the "Common Stock") held of record by such persons, and the Company will reimburse them for their reasonable expenses incurred in this connection.

     The Company's Annual Report to Shareholders, including financial statements, for the year ended December 31, 2000, accompanies but does not constitute part of this proxy statement.

     The mailing to shareholders of this proxy statement and the enclosed proxy commenced on or about March 16, 2001.

                        VOTING SHARES AND VOTING RIGHTS

     Only holders of record of Common Stock at the close of business on March 12, 2001, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. At March 5, 2001 there were outstanding 32,791,494 shares of Common Stock, which is the only outstanding class of voting securities of the Company. A majority of the outstanding shares of Common Stock must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Each holder of Common Stock shall have one vote for each share of Common Stock registered, on the record date, in such holder's name on the books of the Company.

     Any proxy given by a shareholder may be revoked by such shareholder at any time before it is exercised by submitting to the Secretary of the Company a duly completed proxy (in written or electronic form) bearing a later date, delivering to the Secretary of the Company a written notice of revocation, or attending the Annual Meeting and voting in person.

     A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. The five Class II nominees and the Class I nominee receiving the highest number of votes cast by the holders of the Common Stock will be elected as directors. There will be no cumulative voting in the election of directors.

     Abstentions and broker non-votes will have no effect on the outcome of the election of directors, assuming a quorum is present or represented by proxy at the Annual Meeting. With respect to all other matters, abstentions will have the same legal effect as a vote against such matters, and broker non-votes will have no effect on such matters. A broker non-vote occurs if a broker or other nominee of shares does not have discretionary authority and has not received voting instructions with respect to a particular matter.

                                     ITEM 1.
                              ELECTION OF DIRECTORS

     Six directors are to be elected at the Annual Meeting. Ernest H. Cockrell, Paul B. Murphy, Jr. and Adolph A. Pfeffer, Jr. have been nominated to fill three of the four expiring Class II positions on the Board of Directors (with the remaining expiring Class II position being vacant). John H. Echols has been nominated for election as a Class II director to fill a new position in that Class created by the Board of Directors in January 2001. If elected, Mr. Echols, together with the other current Class II directors will hold office until the 2004 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified or until their earlier resignation or removal. Duncan W. Stewart has been nominated for election as a Class I director to fill a new position in that Class created by the Board of Directors in January 2001. If elected, Mr. Stewart, together with the other current Class I directors, (John B. Brock, III, David Heaney, Andres Palandjoglou and Stanley D. Stearns, Jr.), will hold office until the 2003 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified or until their earlier resignation or removal. The Class III directors, (John W. Johnson, Walter E. Johnson, Wilhelmina E. Robertson and Lane Ward), will hold office until the 2002 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified or until their earlier resignation or removal.

     Although the Board of Directors knows of no reason why any of these nominees might be unable or refuse to accept nomination or election, if such situation arises, the persons named in the proxy have the right to use their discretion to vote for a substitute nominee or nominees designated by the Board of Directors. All of the nominees have consented to being named herein and to serve if elected.

     The names and ages of the Company's continuing directors and executive officers, including the five nominees for election to the Class II positions and the nominee for election to the Class I position on the Board of Directors, the principal occupation or employment of each of them during the past five years and at present, the name and principal business of the corporation or other organization, if any, in which such occupation or employment is or was carried on, directorships of other public companies or investment companies held by them, and the period during which the directors have served in that capacity with the Company are set forth below. All of the directors of the Company are also directors of the Company's subsidiary bank, Southwest Bank of Texas, National Association (the "Bank"), except for Mr. Palandjoglou, and all of the directors live in Houston, Texas. Each of the directors and executive officers was elected to the position with the Company shown below in 1996 with the exception of Messrs. Argue, Bedford, Heaney, Pfeffer and Stearns who were elected in 1997, Mr. Massey who was elected in 1998, Mr. Ward who was elected in 1999, Messrs. Echols and Stewart who were both elected in January 2001.

                NAME                                             POSITION                            AGE
                ----                                             --------                            ---
John B. Brock III....................    Director                                                    68
Ernest H. Cockrell*..................    Director                                                    55
John H. Echols*......................    Director and Chief Executive Officer of the                 43
                                           Baytown Region
J. David Heaney......................    Director                                                    52
John W. Johnson......................    Director and Chairman of the Executive Committee            55
                                           of the Bank's Board of Directors
Walter E. Johnson....................    Chairman of the Board                                       65
Fred R. Lummis*......................    Director                                                    47
Paul B. Murphy, Jr.*.................    Director, President and Chief Executive Officer of the      41
                                           Company

                                             (TABLE CONTINUED ON FOLLOWING PAGE)

                NAME                                             POSITION                            AGE
                ----                                             --------                            ---
Andres Palandjoglou..................    Director                                                    53
Adolph A. Pfeffer, Jr.* .............    Director                                                    70
Wilhelmina E. Robertson..............    Director                                                    54
Stanley D. Stearns, Jr...............    Director                                                    58
Duncan W. Stewart*...................    Director                                                    33
Lane Ward............................    Director and Vice Chairman of the Bank                      52
Joseph H. Argue III..................    Executive Vice President                                    52
J. Nolan Bedford.....................    Executive Vice President of the Company and Vice            62
                                           Chairman of the Bank
David C. Farries.....................    Executive Vice President, Treasurer and Secretary of the    54
                                           Company and Executive
                                           Vice President and Chief Financial
                                           Officer of the Bank
James R. Massey......................    Executive Vice President and Chief Information Officer      60
R. John McWhorter....................    Senior Vice President and Controller                        36
Steve D. Stephens....................    Executive Vice President                                    41

------------

* Nominee for election at Annual Meeting.

DIRECTORS:

----------------------       JOHN B. BROCK III.  John B. Brock became a director
[PICTURE OF                  of the Bank in 1991. He is the past chairman of
JOHN B. BROCK III]           Ocean Energy, Inc., ("OEI"), a NYSE oil and gas
----------------------       company. He stepped down from active management
                             of Ocean Energy, Inc. in March 1999 when OEI merged
with Seagull Energy. He had been Chairman of the Board of Ocean Energy, Inc. since March 27, 1998, when OEI merged with United Meridian Corporation ("UMC") prior to which he had been the Chairman of the Board and Chief Executive Officer of UMC since May 1995 and a director of UMC since November 1989. Mr. Brock served as the President and Chief Operating Officer of UMC from February 1992 to May 1995. Mr. Brock is a member of the All-American Wildcatters' Association, a director and member of the Executive Committee of the Texas Oil and Gas Association, a director of the U.S. Oil and Gas Association, president and director of the Houston Producers' Forum, a director and Vice Chairman of St. Luke's Episcopal Hospital and of St. Luke's Episcopal Health Systems.

----------------------       ERNEST H. COCKRELL.  Mr. Cockrell became a director
[PICTURE OF                  of the Bank in 1982. In 1996 he became Chairman of
ERNEST H. COCKRELL]          Cockrell Oil Corporation, a company involved in oil
----------------------       and gas exploration and production, prior to which
                             he had been President since 1979. Mr. Cockrell
holds B.S. in Engineering and MBA degrees from the University of Texas in Austin and is also involved in ranching, farming and investments. He is a Director of Independent Petroleum Association of America, and the Texas Midcontinent Oil and Gas Association. He is a member of the All-American Wildcatters' Association and the American Petroleum Institute and is a member and past Chairman of the Houston chapter of the Young Presidents' Organization. Mr. Cockrell is also President of The Cockrell Foundation, a private charitable cor- poration which supports many Texas charities. He serves on the board of directors and executive committee of The Methodist Healthcare System, Houston, the board of directors of MethodistCare, Houston and the board of visitors of the University of Texas M.D. Anderson Hospital, Houston. He is a member and the former chairman of the Board of Trustees of the Houston Museum of Natural Science, of the Sam Houston Area Council of the Boy Scouts of America, and of The University of Texas College of Engineering Foundation Advisory Council.

----------------------       JOHN H. ECHOLS.  Mr. Echols was elected a director
[PICTURE OF                  and Chief Executive Officer, Baytown Region of the
 JOHN H. ECHOLS]             Company and the Bank in January 2001. Mr. Echols
----------------------       had been the Chairman of the Board and President
                             of Citizens Bankers, Inc. prior to its merger with
the Company on December 29, 2000, and the Chairman of the Board and Chief Executive Officer of Citizens Bank and Trust Company of Baytown, Texas ("Citizens Bank") since 1998. Prior to that time, Mr. Echols was a Vice President of Citizens Bank for more than three years. Mr. Echols had been with Citizens Bank since 1982. Mr. Echols received a Bachelor of Arts degree from Southern Methodist University.


----------------------       J. DAVID HEANEY.  Mr. Heaney became a director of
[PICTURE OF                  the Bank in 1990. He is a co-founder of Heaney
J. DAVID HEANEY]             Rosenthal Inc., a private investment company and
----------------------       serves as its Chairman. In 1986, Mr. Heaney was
                             one of the founders of Sterling Chemicals, Inc.,
which later became a public company traded on the New York Stock Exchange. During his eight years with Sterling, Mr. Heaney served as Sterling's Administrative Vice President, and later as Chief Financial Officer. Prior to joining Sterling in 1986, Mr. Heaney was a partner in the Houston law firm of Bracewell & Patterson, specializing in business transactions. Mr. Heaney holds J.D. and B.B.A. degrees from the University of Texas.


----------------------       JOHN W. JOHNSON.  Mr. Johnson became a director and
[PICTURE OF                  Chairman of the Board of the Bank in 1982 and
JOHN W. JOHNSON]             served in that capacity until 1996, when he was
----------------------       named Chairman of the Bank's Executive Committee.
                             For more than five years, he has been Chairman of
Permian Mud Service, Inc., an oil field service company with several active subsidiaries including Champion Technologies, Inc., Densimix, Inc., and Johnson & Lindley, Inc. He is a former chairman of the Board of Trustees of St. John's School, and the Houston Museum of Natural Science and was named in 2000 by Gov. George W. Bush to serve as chairman of the Texas Transportation Commission. Mr. Johnson received a Bachelor of Engineering degree from Vanderbilt University in 1968. Mr. Johnson is not related to Walter E. Johnson.


----------------------       WALTER E. JOHNSON. Mr. Johnson joined the Bank in
[PICTURE OF                  July 1989 as President, Chief Executive Officer and
WALTER E. JOHNSON]           a director. In May 1996 he was elected Chairman of
----------------------       the Board of Directors of the Bank and Chairman of
                             the Board and Chief Executive Officer of the
Company. In November 1999, he was elected Chairman of the Board of the Bank and the Company. From October 1972 to February 1988, he served as President of Allied Bank of Texas, and upon the purchase of that bank by First Interstate Bancorp, he served as President Central Office of First Interstate Bank of Texas, N.A. from March 1988 to June 1989. Mr. Johnson served on the Trust Committee, Profit Sharing Investment Committee, and Board of Directors of Allied Bank of Texas. He also served as a director of the holding company, Allied Bancshares, Inc., which owned 52 banks and reached $9 billion in assets. Mr. Johnson was the Senior Lending Officer of Allied Bank of Texas and spent the majority of his time directing the lending staff and business development. Prior to joining Allied Bank of Texas, he accumulated an additional 12 years of banking experience, primarily with the international department of Bank of the Southwest. Mr. Johnson is a former member of the Board of Directors of the Houston Branch of the Dallas Federal Reserve Bank. He is a board member of the Boy Scouts of America, Junior Achievement and the American Free Enterprise Society. He is currently active in, and has been chairman of, numerous major fund raising campaigns for various Houston charities. Mr. Johnson is a graduate of Texas Christian University.

----------------------       FRED R. LUMMIS. Mr. Lummis has been President of
[PICTURE OF                  Summit Capital Inc. since 1990 and Principal of
FRED R. LUMMIS]              Summit Capital Group, LLC since 1997, both
----------------------       companies being engaged in private equity
                             investments. He was also Chairman and Chief
Executive Officer of Advantage Outdoor Company (outdoor advertising) from 1998 to 2000 and Chairman and Chief Executive Officer of American Tower Corporation (wireless communications) from 1994 to 1998. He holds a B.A. degree in economics from Vanderbilt University and a M.B.A. degree from the University of Texas at Austin. He is a Director of American Tower Corporation (listed on the New York Stock Exchange) and Baylor College of Medicine.


----------------------       PAUL B. MURPHY, JR. Mr. Murphy joined the Bank in
[PICTURE OF                  January 1990 as an Executive Vice President, was
PAUL B. MURPHY, JR.]         elected a director in 1994, became President in
----------------------       1996 and acquired the additional title of Chief
                             Executive Officer in January 2000. He began his
banking career with Allied Bank of Texas in 1981. Mr. Murphy received his B.S. degree from Mississippi State University and his M.B.A. from the University of Texas at Austin. He is involved in numerous civic and community organizations including: Young Presidents Organization, President of the Board and Trustee of Children's Museum of Houston and Board member of St. Luke's Episcopal Health Care System, Episcopal Health Charities and the Greater Houston Community Foundation.


----------------------       ANDRES PALANDJOGLOU. Mr. Palandjoglou was elected a
[PICTURE OF                  director of the Company upon its formation in 1996,
ANDRES PALANDJOGLOU]         and has been an advisory director of the Bank since
----------------------       1990. For more than five years, he has been
                             President of Rio Largo, Inc., a company involved in
real estate investments and, as a partner in Memorial Builders, in the development of residential subdivisions and the construction of custom homes. Also, Mr. Palandjoglou is involved in textile manufacturing and ranching in Argentina. He is a member of the Greater Houston Builders Association.


----------------------       ADOLPH A. PFEFFER, JR. Mr. Pfeffer became a
[PICTURE OF                  director of the Bank in 1997. He was an organizing
ADOLPH A. PFEFFER, JR.]      director of Pinemont Bank in 1960, and served on
----------------------       its Board of Directors, the last 20 years as
                             Chairman of the Board, until its merger with the
Bank in 1997. Mr. Pfeffer has been involved in farming, ranching, real estate and investment activities for more than five years. He is a director of the Gillson-Longenbaugh Foundation.


----------------------       WILHELMINA E. ROBERTSON Ms. Robertson has been a
[PICTURE OF                  director of the Bank since 1982. Since 1980 she has
WILHELMINA E. ROBERTSON]     been president of Westview Development, Inc. (real
----------------------       estate development) and Cockspur, Inc., and partner
                             in various real estate and oil and gas ventures.
She serves on the board of the Greater Houston Partnership, Houston's chamber organization. She is Chair of the Board of Cullen Trust for Health Care, past Chair of the Board of the University of Houston System, and board member of the Cullen Foundation, the Greater Houston Community Foundation, U.T. Health Science Center Development Board and the Museum of Fine Arts, Houston.

----------------------       STANLEY D. STEARNS, JR. Mr. Stearns became a
[PICTURE OF                  director of the Bank in 1997, prior to which time
STANLEY D. STEARNS, JR.]     he had served as a director of Pinemont Bank since
----------------------       1993. Since June 1968 he has been President of
                             Valco Instruments Co., Inc, a manufacturer of
sampling and flow switching valves for gas and liquid chromatography and gas analysis instrumentation. Mr. Stearns holds a B.S. from Florida State University, with graduate studies in chemistry and is also holder of numerous patents and has published numerous articles in the analytical instrumentation field. He is former director and chairman of the Spring Branch Association.


----------------------       DUNCAN W. STEWART. Mr. Stewart has been an attorney
[PICTURE OF                  in the Financial Services section of Bracewell &
DUNCAN W. STEWART            Patterson, L.L.P. since 1993. Mr. Stewart was a
----------------------       director of Citizens Bankers, Inc. prior to its
                             merger with the Company on December 29, 2000, and
Citizens Bank prior to its merger with the Bank on that date. Mr. Stewart received a Bachelor of Arts degree from the University of Texas at Austin and a Doctor of Jurisprudence from the University of Texas School of Law.


----------------------       LANE WARD. Mr. Ward was elected Vice Chairman of
[PICTURE OF                  the Board of Directors of the Bank in 1999, prior
LANE WARD]                   to which time he had served as President and Chief
----------------------       Executive Officer and Vice Chairman of the Board of
                             Directors of Fort Bend Holding Corp, parent company
of Fort Bend Federal Savings & Loan Association (the "Association") since 1996. Mr. Ward joined the Association in 1978 as Financial Vice President before being promoted to Executive Vice President in 1981 and to President and Chief Operating Officer in 1987. Mr. Ward is also Chairman of Mitchell Mortgage Company LLC. He graduated from the University of Texas at Austin with a B.B.A. in accounting in 1971, and is a certified public accountant. He is active in a variety of community organizations including serving as a Trustee for the George Foundation, Polly Ryon Hospital Authority and the Polly Ryon Foundation and Saint John's United Methodist Church.

EXECUTIVE OFFICERS:

     JOSEPH H. ARGUE III. Mr. Argue joined the Company and the Bank in April 1997 as Executive Vice President of the Company and Executive Vice President of the Bank's lending division at the Five Post Oak office, with 24 years of banking and lending experience at Wells Fargo Bank (Texas), N.A., First Interstate Bank of Texas, N.A. and Allied Bank of Texas. He has both bachelor's and master's degrees in business administration from Stephen F. Austin State University.

     J. NOLAN BEDFORD. Mr. Bedford was elected Vice Chairman of the Board of Directors of the Bank in 1997, prior to which time he had served as President and Chief Executive Officer of Pinemont Bank since 1993. Previously,
Mr. Bedford served as Senior Executive Vice President, Chief Lending Officer and Director of Lockwood National Bank in Houston from 1985 to 1993. He graduated from the University of Houston with a B.S. degree in Economics in 1969.

     DAVID C. FARRIES. Mr. Farries joined the Bank in 1993 as Senior Vice President and Treasurer with 19 years of banking and investment experience with First City National Bank of Houston and 3 years of public accounting experience with Price Waterhouse & Co. He was promoted to Chief Financial Officer of the Bank in 1994 and Executive Vice President of the Company in 1996. Mr. Farries has both bachelor's and master's degrees in business administration from the University of Texas at Austin. He is a certified public accountant and holds NASD Series 24 (Securities Principal) and Series 7 (Securities Representative) licenses. He currently serves on the Board of The Woodlands Christian Academy.

     R. JOHN MCWHORTER. Mr. McWhorter joined the Bank as Assistant Vice President and Controller in 1990. He was promoted to Senior Vice President in 1998 and serves on the ALCO and Operations Management

Committees. Prior to joining the Bank he had been employed by Coopers & Lybrand L.L.P. He graduated from the University of Texas at Austin with a B.B.A. in accounting in 1987 and is a certified public accountant. He currently serves on the Finance Council at Saint Cecilia Catholic Church and has served in other civic organizations.

     STEVE D. STEPHENS. Mr. Stephens has 20 years of commercial lending experience, and is currently in charge of the Bank's regional commercial lending offices. Prior to joining the Bank as an Executive Vice President in 1990, he was Executive Vice President and Manager of Commercial Lending at Texas Commerce Bank Reagan. Mr. Stephens is active in a variety of community organizations including serving as a Board member of the Houston Small Business Development Corp., Make A Wish Foundation and the Texas Association of Business. He graduated from the University of Houston with a B.B.A. in accounting in 1980.

     JAMES R. MASSEY. Mr. Massey joined the Bank in February 1998 as Chief Information Officer and Executive Vice President with 15 years of executive management experience at Bank of Hawaii (Pacific Century Financial Corporation) as well as 19 years of sales and management experience with IBM. He has a bachelor's degree in Mechanical Engineering from California State University and advanced certificates from Harvard and UCLA in Management of Information Resources.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors has established audit and compensation committees. The Audit Committee currently consists of John B. Brock III, J. David Heaney, Wilhelmina E. Robertson, Andres Palandjoglou and Stanley D. Stearns, Jr., none of whom is an employee of the Company. The Audit Committee reviews the general scope of the audit conducted by the Company's independent auditors, the fees charged therefor and matters relating to the Company's internal control systems. In performing its functions, the Audit Committee meets separately with representatives of the Company's independent auditors and with representatives of senior management. The Audit Committee held four meetings during 2000.

     The Compensation Committee currently consists of John B. Brock III,
John W. Johnson, Adolph A. Pfeffer, Jr., J. David Heaney, and Michael T. Willis (a current Class II director who has declined to stand for re-election), none of whom is an employee of the Company. The Compensation Committee administers the Company's stock option plans and makes recommendations to the Board of Directors as to option grants to Company employees under such plans. In addition, the Compensation Committee is responsible for making recommendations to the Board of Directors with respect to the compensation of the Company's executive officers and is responsible for the establishment of policies dealing with various compensation and employee benefit matters for the Company. The Compensation Committee held two meetings during 2000.

     During the year ended December 31, 2000, the Board of Directors held four meetings. In 2000, each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which he served (in each case held during the periods that he served), except for Stanley D. Stearns.

DIRECTOR COMPENSATION

     In an effort to attract and retain qualified directors, the Board of Directors has approved a methodology of awarding stock options to directors under the Company's 1996 Stock Option Plan. Pursuant to this methodology, directors are awarded options for attendance and participation at monthly directors' meetings and, additionally, for introducing legitimate business prospects to the Company. Options to purchase a maximum of 44,000 shares of Common Stock may be granted to directors during a calendar year with the exercise price approximating the fair market value of the stock at December 31 of such year. Directors' options accumulate throughout the year, are issued during the following year and are considered fully vested upon issuance. Options for 33,850 shares were granted in 2001 for the 2000 calendar year with an exercise price of $40.25 per share and options for 45,000 shares were granted in 2000 for the 1999 calendar year with an exercise price of $19.81 per share.

     John W. Johnson receives compensation in the amount of $25,000 per year for serving as Chairman of the Executive Committee of the Bank and for serving on the Bank's Management Committee. During 2000, directors of the Bank received a fee of $700 for each meeting of the Bank's Board of Directors attended and Directors of the Bank and the Company received $200 for each Board Committee meeting attended. Directors of the Company did not receive any cash compensation for attending Company Board meetings in 2000. Effective January 2001, (i) directors of the Bank and directors of the Company will receive a fee of $1,000 for each Bank Board meeting and Company Board meeting attended, (ii) Board Committee chairman will receive $2,500 per year plus $200 per Board Committee meeting attended and (iii) Board Committee members will receive $200 per

Board Committee meeting attended. Directors of the Bank who are also employees of the Bank do not receive fees for attending Board Committee meetings.

     On March 2, 2001, the Directors of the Company approved and adopted a Non-Employee Director Stock Plan, pursuant to which each Director of the Company and each Director of the Bank may elect to receive shares of Company Common Stock in lieu of cash for each Board meeting and Board Committee meeting attended. In each case, the Company Common Stock is deemed to have a value equal to the closing price of the Company Common Stock on the date of the applicable meeting. A total of 25,000 shares of Company Common Stock have been reserved for the Non-Employee Director Stock Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE SIX NOMINEES FOR DIRECTOR NAMED HEREIN.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of February 22, 2001, by (i) each director and nominee for director, (ii) each of the Named Executives (as defined under "Executive Compensation"), (iii) all directors and executive officers as a group and (iv) the persons known by the Company to own beneficially 5% or more of the Company's Common Stock. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person.

                                                             PERCENTAGE
                                           NUMBER           BENEFICIALLY
DIRECTORS AND NAMED EXECUTIVES           OF SHARES              OWNED
------------------------------           ----------         -------------
John B. Brock........................       81,724 (1)          *
Ernest H. Cockrell...................      885,498 (2)           2.70%
John H. Echols.......................    1,741,354 (3)           5.31
J. David Heaney......................      110,350 (4)          *
John W. Johnson......................      333,000 (5)           1.02
Walter E. Johnson....................      372,134 (6)           1.13
Fred R. Lummis.......................       --                  *
Paul B. Murphy, Jr. .................      198,874 (7)          *
Andres Palandjoglou..................       51,400 (8)          *
Adolph A. Pfeffer, Jr--..............      573,056 (9)           1.75
Wilhelmina Robertson.................      467,920 (10)          1.43
Stanley D. Stearns, Jr--.............      352,634 (11)          1.08
Duncan W. Stewart....................    1,342,015 (12)          4.09
Lane Ward............................       73,660 (13)         *
Michael T. Willis....................       71,125 (14)         *
Joseph H. Argue III..................       91,966 (15)         *
J. Nolan Bedford.....................       32,857 (16)         *
Steve D. Stephens....................       32,488 (17)         *
Directors and executive officers as a
 group...............................    6,957,108 (18)         21.22
OTHER 5% BENEFICIAL OWNERS
---------------------------
Robert C. McNair.                        2,374,646 (19)          7.24%
  711 Louisiana, 33rd Floor
  Houston, Texas 77002
Andrew C. Echols.....................    1,741,354 (20)          5.31
  P.O. Box 150
  Baytown, Texas 77522

------------
  *  Does not exceed 1.0%.

 (1) Includes 14,950 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (2) Includes 874,848 shares held by family partnerships. Mr. Cockrell's interest in these family partnerships is approximately 50%. Accordingly, he disclaims beneficial interest in approximately 50% of the shares held by family partnerships. In addition, includes 10,650 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (3) Includes 1,726,893 shares held by a family partnership, in which Mr. Echols shares voting and dispositive power with his brother, Andrew C. Echols.
     Mr. Echols disclaims any beneficial interest in 1,628,862 of such shares. Mr. Echols' address is P.O. Box 150, Baytown, Texas 77522.

 (4) Includes 37,500 shares owned by Mr. Heaney's wife, 20,000 held in trust for the benefit of his two children and 14,450 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (5) Includes 45,000 shares held in trust for benefit of his children, 5,000 shares held in trust by a foundation in which he is a trustee and 108,000 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (6) Includes 17,962 shares held by the Company's 401(k) plan, 7,500 shares held by Walter E. Johnson's wife and 278,710 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (7) Includes 6,100 shares held by the Company's 401(k) plan and 168,810 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (8) Includes 26,650 shares which may be acquired within 60 days pursuant to outstanding stock options.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

 (9) Includes 529,950 shares held in family partnerships, 7,270 shares held by trustee, 20,842 owned by Mr. Pfeffer's wife and 15,000 shares which may be acquired within 60 days pursuant to outstanding stock options.

(10) Includes 325,270 shares held in trust and 22,250 shares which may be acquired within 60 days pursuant to outstanding stock options.

(11) Includes 7,000 shares which may be acquired within 60 days pursuant to outstanding stock options.

(12) Includes 1,285,005 shares held by a family partnership, in which Mr. Stewart shares voting and dispositive power. Mr. Stewart disclaims any beneficial interest in 1,167,221 of such shares. Mr. Stewart also owns a 25% interest in another family partnership that owns 36,175 additional shares, but he does not have any voting or dispositive power with respect to such shares.

(13) Includes 57,174 shares which may be acquired within 60 days pursuant to outstanding stock options.

(14) Includes 11,900 shares which may be acquired within 60 days pursuant to outstanding stock options.

(15) Includes 10,315 shares held by the Company's 401(k) plan and 54,024 shares which may be acquired within 60 days pursuant to outstanding stock options.

(16) Includes 9,150 shares which may be acquired within 60 days pursuant to outstanding stock options.

(17) Includes 4,282 shares held by the Company's 401(k) plan and 26,150 shares which may be acquired within 60 days pursuant to outstanding stock options.

(18) Includes 10,283 shares held by the Company's 401(k) plan and 121,878 shares which may be acquired within 60 days pursuant to outstanding stock options.

(19) Mr. McNair shares voting and dispositive power with respect to 2,037,346 of such shares and disclaims any beneficial interest in 337,300 of those shares, which are held by an educational foundation of which he is Chairman of the Board of Trustees.

(20) Includes 1,726,893 shares held by a family partnership, in which Mr. Echols shares voting and dispositive power with his brother, John H. Echols. Mr. Echols disclaims any beneficial interest in 1,628,862 of such shares.
     Mr. Echols is a Senior Vice President of the Bank.

                             EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the "Named Executives") for the fiscal years ended December 31, 2000, 1999 and 1998.

                                                                                                LONG TERM
                                                          ANNUAL COMPENSATION                  COMPENSATION
                                            -----------------------------------------------    ------------
                                                                                               SECURITIES
                NAME AND                                                    OTHER ANNUAL       UNDERLYING       ALL OTHER
           PRINCIPAL POSITION               YEAR     SALARY      BONUS      COMPENSATION(1)    OPTIONS (#)     COMPENSATION(2)
----------------------------------------    ----    --------    --------    --------------     ------------    --------------
Walter E. Johnson.......................    2000    $400,000    $300,000        $11,315           24,000           $58,500
  Chairman                                  1999     375,000     265,000          7,717            1,800             8,000
                                            1998     375,000     225,000         15,827            1,500             8,000
Paul B. Murphy, Jr......................    2000     300,000     225,000         11,829           24,000             8,500
  President & Chief Executive               1999     250,000     162,500          6,000            1,500             8,000
    Officer                                 1998     250,000     140,000         14,519           31,650             8,000
J. Nolan Bedford........................    2000     190,000      70,000         10,129           11,500             8,500
  Executive Vice President and              1999     185,000      60,000          8,759            1,650             8,000
  Vice Chairman of the Bank                 1998     185,000      50,000          7,494           13,750             8,000
Joseph H. Argue.........................    2000     175,000     100,000         15,245           10,000             8,500
  Executive Vice President                  1999     165,000      75,000         12,432           10,000             8,000
                                            1998     165,000      62,000         12,666           10,000             8,000
Steve D. Stephens.......................    2000     167,000     100,000          7,837           10,000             8,350
  Executive Vice President                  1999     157,000      75,000          7,321            5,000             7,850
                                            1998     157,000      62,000          7,186           10,000             7,850

------------
(1) Perquisities and other personal benefits paid to each of the Named Executives in each instance aggregated less than $50,000.

(2) 2000 amounts for the Named Executives include: (a) executive group term life insurance premiums paid by the Company on behalf of Mr. Johnson for $50,000; and (b) contributions by the Company to the Company's 401(k) Plan on behalf of the following executive officers: Mr. Johnson, $8,500: Mr. Murphy, $8,500; Mr. Bedford, $8,500; Mr. Argue, $8,500 and Mr. Stephens $8,350.

OPTION GRANTS DURING 2000

     The following table contains information concerning the grant of stock options to the Named Executives during fiscal year 2000.

                                                                                                     POTENTIAL REALIZABLE
                                                           % OF TOTAL                                  VALUE AT ASSUMED
                                            NUMBER OF       OPTIONS                                 ANNUAL RATES OF STOCK
                                            SECURITIES     GRANTED TO                                  APPRECIATION FOR
                                            UNDERLYING    EMPLOYEES IN    EXERCISE                     OPTION TERMS(1)
                                             OPTIONS      FISCAL YEAR      PRICE      EXPIRATION    ----------------------
                  NAME                       GRANTED          2000         ($/SH)        DATE         5%($)       10%($)
                  ----                      ----------    ------------    --------    ----------    ---------    ---------
Walter E. Johnson.......................      22,500          3.53%        $19.41     4/27/2010     $274,654     $696,027
                                               1,500          0.24%         19.81      1/1/2010       16,415       43,740
Paul B. Murphy, Jr......................      22,500          3.53%         19.41     4/27/2010      274,654      696,027
                                               1,500          0.24%         19.81      1/1/2010       16,415       43,740
J. Nolan Bedford........................      10,000          1.57%         19.41     4/27/2010      122,068      309,345
                                               1,500          0.24%         19.81      1/1/2010       16,415       43,740
Joseph H. Argue III.....................      10,000          1.57%         15.50     2/22/2010       97,479      247,030
Steve D. Stephens.......................      10,000          1.57%         19.41     4/27/2010      122,068      309,345

------------
(1) The amounts shown under these columns are the result of calculations at the 5% and 10% rates required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's stock price.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth certain information concerning option exercises during the year ended December 31, 2000 by the Named Executives and the value of unexercised options held by each of the Named Executives at December 31, 2000.

                                                                         NUMBER OF SECURITIES
                                                                        UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                              OPTIONS AT               IN-THE-MONEY-OPTIONS AT
                                        SHARES                            DECEMBER 31, 2000              DECEMBER 31, 2000(2)
                                       ACQUIRED         VALUE        ----------------------------    ----------------------------
               NAME                   ON EXERCISE    REALIZED(1)     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
               ----                   -----------    ------------    -----------    -------------    -----------    -------------
Walter E. Johnson.................      116,700       $1,491,341       278,710         285,940       $9,624,411      $9,805,587
Paul B. Murphy, Jr. ..............       13,000          274,103       168,810          58,340        5,884,480       1,687,098
J. Nolan Bedford..................       73,704        1,039,781         9,150          15,200          218,620         378,608
Joseph H. Argue III...............          n/a              n/a        36,046          53,954        1,216,571       1,618,437
Steve D. Stephens.................       49,750          898,251        26,150          26,850          864,341         770,473

------------
(1) The "value realized" represents the difference between the exercise price of the option shares and the market (sale) price of the option shares on the date of exercise without considering any taxes which may have been owed.

(2) The value is based on $42.9375 per share, which was the closing sale price reported on The NASDAQ Stock Market on December 31, 2000.

EMPLOYMENT AGREEMENTS

     Paul B. Murphy, Jr., Joseph H. Argue III, Steve D. Stephens, David C. Farries and James R. Massey have entered into change in control agreements with the Company. Each agreement is for a term of three years and automatically renews each year absent notice to the contrary from the Company. Each agreement provides that upon the occurrence of a change in control, (i) the agreement is converted into a three-year employment agreement, which provides for a minimum annual compensation equal to the employee's current base salary plus the highest annual cash bonus paid to the employee during the three preceding years,
(ii) all stock options held by the employee become fully exercisable (regardless of whether then vested) and (iii) all restrictions on any restricted stock granted to the employee shall lapse. Such employment agreement also provides that if the employee is thereafter terminated without cause or the employee terminates his or her employment as a result of the employer's breach of the agreement, the employee shall be entitled to receive from the Company a lump-sum severance payment equal to the discounted present value of the amount of compensation payable under such agreement for the remainder of the three-year term thereof.

     On October 28, 1999, the Company entered into an employment agreement with Walter E. Johnson, which provides for an annual salary of $400,000 commencing January 1, 2000 through his 65th birthday, on

February 17, 2001. The contract was amended, effective as of February 17, 2001, to extend his annual salary of $400,000 through February 17, 2002. Thereafter he receives an annual salary of $300,000 until his 70th birthday, on February 17, 2006, at which time the contract terminates, unless terminated earlier pursuant to death, disability, cause or voluntary termination by Mr. Johnson. Each year of the contract he is entitled to receive a cash bonus of up to 60% of his annual salary, determined on a discretionary basis by the Compensation Committee of the Board of Directors using the same criteria as that used for other senior executives of the Company. The Company has also agreed to maintain a $3,031,481 "second to die" life insurance policy on Mr. Johnson and his spouse and a $4,000,000 "ten-year" term life insurance policy on Mr. Johnson until termination of the contract. As a condition to the Company's entering into this employment agreement, Mr. Johnson agreed to terminate his change in control agreement with the Company, which had the same terms as the change in control agreements described in the preceding paragraph.

     In connection with the merger of Fort Bend Holding Corp. with the Bank in April, 1999, the Company entered into a three-year employment agreement with Lane Ward, providing for a minimum annual salary of $150,000. The agreement further defines the job responsibilities for Mr. Ward in that his title will be Director of the Company and Vice Chairman of the Board of the Bank.

     In connection with the merger of Citizen's Bankers, Inc. with the Company on December 29, 2000, the Company entered into a three-year employment agreement with John H. Echols, providing for a minimum annual salary of $222,000, with an annual discretionary bonus of up to $110,000 and a grant of an option to purchase 10,000 shares of the Company's Common Stock. In addition, for up to 120 days following the closing, his base annual salary will be $293,800 ($24,483.33 per month). The agreement further defines the job responsibilities for Mr. Echols in that his title will be Chief Executive Officer, Baytown Region of the Bank.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     Many of the directors and executive officers of the Company and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are customers of the Bank. During 2000 the Bank made loans in the ordinary course of business to certain directors and certain executive officers of the Company and their associates, all of which the Company believes were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors, executive officers and principal shareholders of the Company (i.e., those who own 10% or more of the outstanding shares of Common Stock) are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by the Bank to executive officers, directors and principal shareholders satisfy the foregoing standards. On December 31, 2000, all of such loans aggregated approximately $65.3 million, which was 22.4% of the Bank's Tier 1 capital at such date. The Company expects to have such transactions or transactions on a similar basis with its directors, executive officers and principal shareholders and their associates in the future.

     On November 22, 1999, the Bank executed a commitment to invest a total of $2,000,000 in Summit Capital II, L.P., a $250,000,000 private equity fund sponsored and controlled by Summit Capital Inc., a private investment company founded by Fred R. Lummis. Mr. Lummis is the President of and owns a 50% equity interest in Summit Capital, Inc. During 2000, the Bank satisfied capital calls aggregating $716,829 and received a return of capital in the amount of $26,730.

     On December 29, 2000, (i) Citizens Bankers, Inc., a Texas corporation ("Citizens") was merged with and into the Company pursuant to an Agreement and Plan and Merger dated October 16, 2000 (the "Merger Agreement"), between the Company and Citizens, and (ii) the Bank acquired all of the assets and liabilities of Citizens Bankers Limited Partnership, a Texas limited partnership ("CBLP") pursuant to a Purchase Agreement dated as of November 9, 2000 (the "Purchase Agreement") among the Company, SW Bank, CBLP and Baytown Land I, Ltd. (The office building that houses Citizens and its principal subsidiary bank and certain unrelated tenants was the only significant asset of CBLP.) A total of approximately 4,000,000 shares of Company Common Stock were issued to the shareholders of Citizens and the partners of CBLP in the combined transaction. As a result of the combined transaction, John H. Echols and Duncan W. Stewart acquired the respective numbers of shares of Company Common Stock set forth opposite their names in the table under "Principal Shareholders."

     Prior to the merger with Citizens there were no material relationships between Citizens and the Company or any affiliate, director or officer of the Company or any associate of such director or officer. In connection with the Merger Agreement, the Company agreed that at the first Board of Directors meeting of the Company following the closing, the Board of Directors would create two new positions on the Board and elect Messrs. Echols and Stewart as directors to fill those new positions. The Company also agreed to nominate Messrs. Echols and Stewart for election as Class II and Class I directors, respectively, at the Annual Meeting. As another condition to the Merger Agreement, the Company entered into the three-year Employment Agreement with John H. Echols described under " -- Employment Agreements," above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers (as defined in Rule 16a-1(f)), directors, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all filing requirements applicable to its officers, directors and 10% stockholders were complied with during the year ended December 31, 2000, except that Walter E. Johnson, R. John McWhorter, Steve D. Stephens, David C. Farries, James R. Massey, Joseph H. Argue III and Lane Ward were late in filing one report covering one transaction.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is pleased to present this report on executive compensation. This report describes the elements of the Company's executive officer compensation programs and the basis on which 2000 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company, including the Named Executives.

COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES

     The goal of the Company's executive compensation policy is to ensure that executive compensation is linked directly to continuous improvements in corporate performance and increases in shareholder value, while concurrently ensuring that key employees are motivated and retained. The following objectives have been established by the Compensation Committee as guidelines for compensation decisions:

     o The Company must provide a competitive total compensation package that enables the Company to attract and retain key executives.

     o All of the Company's compensation programs must be integrated with its annual and long-term business objectives so that executives remain focused on the fulfillment of these objectives.

     o The Company's compensation package must include a variable component that directly links compensation with the overall performance of the Company, thereby expressly aligning executive compensation with the interest of shareholders.

     The Compensation Committee regularly reviews the Company's compensation programs to ensure that remuneration levels and incentive opportunities are competitive and reflect performance. The various components of the compensation programs for executive officers are discussed below.

BASE SALARY

     Base salary levels are largely determined through comparison with banking organizations of a size similar to the Company. Both local and regional surveys are utilized to establish base salaries that are within the range of those persons holding positions of comparable responsibility at other banking organizations of a size and complexity similar to the Company. Actual base salaries also are intended to reflect individual performance contributions as determined through job evaluations. In addition to individual job performance and the above-referenced market comparisons, other factors may be taken into consideration, such as cost of living increases as well as an individual's perceived potential with the Company. All executive officer base salary levels are considered by the Compensation Committee to be competitive within a necessary and reasonable range.

     It has become the established practice of the Compensation committee to review and, if deemed appropriate, adjust the base salaries of the Company's executive officers on a yearly basis. Accordingly, base salaries were reviewed and adjusted during 2000, and the base salaries of the Named Executives in the compensation table appearing in this Proxy Statement reflect the fully annualized base salaries as adjusted and implemented in 1999.

EMPLOYEE STOCK OPTION PLAN

     The Company's officers are eligible to participate in the 1996 Stock Option Plan referred to in this Proxy Statement. The objective of this Plan (and the Company's predecessor stock option plans) is to create competitive levels of compensation tied directly to the attainment of financial objectives which the Compensation Committee believes are the primary determinants over time of share price. More specifically, this Plan is designed to foster a systematic management focus on the corporate goal of consistent and steady earnings growth. Potential awards for executive officers are intended by the Compensation Committee to be consistent with incentive bonuses paid by banking companies of a size similar to that of the Company, provided that actual bonuses remain subject to increase or decrease on the basis of the Company's actual audited performance and at the discretion of the Compensation Committee.

PROPOSED RESTRICTED STOCK PLAN

     In September 2000, the Company engaged an executive compensation consulting firm to review the Company's total direct compensation program for senior officers. A primary finding of the consultant's study was that the Company's long-term incentive awards were less competitive relative to those of other bank holding companies of similar size. As a remedy for this deficiency, the Compensation Committee recommended adoption of the proposed Restricted Stock Plan that links award vesting to both continued employment and the achievement of multi-year earnings goals of the Company. Restricted Stock awards under the Plan will be intended to produce a fully competitive long-term incentive award program for senior officers, when combined with the Company's ongoing stock option grants. If multi-year earnings goals are achieved, the Restricted Stock awards will vest on an accelerated basis. If the earnings goals are not achieved, the Restricted Stock awards will fully vest at the end of five years (or such other period of time specified in the Restricted Stock award) from the date of the award.

2000 COMPENSATION OF THE CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

     In reviewing the 2000 compensation of Paul B. Murphy, Jr., the Company's Chief Executive Officer, the Compensation Committee undertook the same evaluation set forth above with respect to executive officers. Mr. Murphy's base salary is reviewed on a yearly basis and most recently was reviewed in January, 2000. His base salary is considered to be reasonable and competitive based on published compensation surveys and other publicly available compensation information. His bonus for 2000 performance was determined in January 2001 based on earnings through December 2000. The Compensation Committee members were provided data concerning individual compensation history, executive compensation survey data, and comparative information concerning performance.

OTHER

     The Compensation Committee does not currently intend to award compensation that would result in a limitation on the deductibility of a portion of such compensation pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, other than awards that may be made under the proposed Restricted Stock Plan; however, the Compensation Committee may in the future decide to authorize other compensation in excess of the limits of Section 162(m) if it determines that such compensation is in the best interest of the Company.

                                          Compensation Committee

                                          John B. Brock III, Chairperson
                                          J. David Heaney
                                          John W. Johnson
                                          Adolph A. Pfeffer, Jr.
                                          Michael T. Willis

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The Stock Performance Graph compares the cumulative shareholder return on the Common Stock against the cumulative total return of the S&P 500 Stock Index ("S&P Index") and the Keefe Bruyette & Woods ("KBW") 50 Total Return Index for the period from January 27, 1997 through December 31, 2000. The graph assumes that $100 was invested on January 27, 1997 in the Common Stock and the indices, at the initial public offering of the Company's Common Stock of $8.25 per share and the closing price for the stocks comprising the S&P Index and the KBW Index, respectively, on such date. The Company's Common Stock began trading on The NASDAQ Stock Market on January 27, 1997.

     The KBW Index is a market-capitalization-weighted index measuring bank-stock price performance.

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                       JANUARY 27,   JUNE 30,   DECEMBER 31,   JUNE 30,   DECEMBER 31,   JUNE 30,   DECEMBER 31,
                                          1997         1997         1997         1998         1998         1999         1999
                                       -----------   --------   ------------   --------   ------------   --------   ------------
Southwest Bancorporation of Texas,
  Inc................................    $100.00     $146.25      $171.74      $201.43      $197.30      $198.68      $218.68
S&P 500..............................    $100.00     $115.82      $126.85      $148.10      $160.65      $176.60      $192.03
KBW 50 Total Return Index............    $100.00     $120.23      $146.19      $163.21      $158.29      $148.28      $152.80

                                       JUNE 30,   DECEMBER 31,
                                         2000         2000
                                       --------   ------------
Southwest Bancorporation of Texas,
  Inc................................  $229.03      $473.93
S&P 500..............................  $190.14      $172.59
KBW 50 Total Return Index............  $145.26      $177.89

                             AUDIT COMMITTEE REPORT

     Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

     The Audit Committee of the Board of Directors consists of the five directors whose names appear below. Each member of the Audit Committee is "independent" as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards.

     The Audit Committee's general role as an audit committee is to assist the Board of Directors in overseeing the Company's financial reporting process and related matters. Its specific responsibilities are set forth in its charter, which is attached as Appendix A to this proxy statement.

     The Audit Committee has reviewed and discussed with the Company's management and PricewaterhouseCoopers LLP, the Company's independent auditors, the audited financial statements of the Company contained in the Company's Annual Report to Shareholders for the year ended December 31, 2000.

     The Audit Committee has also discussed with the Company's independent auditors the matters required to be discussed pursuant to SAS 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees). The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (titled, "Independence Discussions with Audit Committees"), and has discussed with PricewaterhouseCoopers LLP such independent auditors' independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by PricewaterhouseCoopers LLP is compatible with maintaining their independence.

     Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission.

     This report is submitted on behalf of the Audit Committee.

                                          Wilhemina E. Robertson, Chairperson
                                          John B. Brock III
                                          J. David Heaney
                                          Andres Palandjoglou
                                          Stanley D. Stearns, Jr.

AUDIT FEES

     PricewaterhouseCoopers LLP has billed the Company, $185,420, in the aggregate, for professional services rendered by them for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and the reviews of the interim financial statements included in the Company's Forms 10-Q filed during that fiscal year.

ALL OTHER FEES

     The aggregate fees for non-audit services rendered by PricewaterhouseCoopers LLP to the Company for the fiscal year ended December 31, 2000 were $235,699. The Audit Committee of the Company's Board of Directors has considered whether the rendering of such non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant's independence.

                                    ITEM 2.
                     AMENDMENT OF ARTICLES OF INCORPORATION

     The Company's Articles of Incorporation currently authorize a total of 75,000,000 shares of Common Stock, par value $1.00 per share, and 1,000,000 shares of Preferred Stock, par value $0.01 per share. A total 32,791,494 shares of Common Stock are currently issued and outstanding; an additional 656,985 shares are reserved for issuance under the Company's stock option plans; an additional 25,000 shares are reserved for issuance under the Directors Stock Plan; and an additional 300,000 shares will be reserved for issuance under the proposed Restricted Stock Plan, assuming its approval by the shareholders, which would leave only 41,226,571 authorized shares available for other purposes under the Company's current Articles of Incorporation.

     The Board of Directors believes that it is in the best interests of the Company and shareholders to have available additional authorized but unissued shares of Common Stock for use in connection with possible acquisitions, stock splits, stock dividends and other corporate purposes. The Board of Directors has no present plans, understandings or agreements for the issuance of any of the additional shares. If authorization of an increased amount of Common Stock were postponed until a specific need arose, a significant amount of time and expense would be consumed incident to shareholder action on the proposed issuance. Authorized shares of Common Stock may be issued by action of the Board of Directors from time to time without further approval by the shareholders. The Board of Directors has therefore approved an amendment to Section 4.1 of the Company's Articles of Incorporation which would increase the number of authorized shares of Common Stock from 75,000,000 shares to 150,000,000 shares but would not affect the number of currently authorized shares of Preferred Stock. The holders of shares of Common Stock are not entitled to any preemptive right to purchase or have offered to them any shares or other securities of the Company whether now or hereafter authorized. Any issuance of shares of Common Stock on other than a pro rata basis to all shareholders would dilute the voting power and shareholdings of current shareholders. In addition, the issuance of shares of Common Stock in connection with an acquisition could dilute the Company's earnings per share, but any such dilution would be expected to be only for the short term.

     In addition to the corporate purposes discussed above, the proposed amendment to the Company's Articles of Incorporation could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board of Directors. For example, it may be possible for the Board of Directors to delay or impede a takeover or transfer of control of the Company by causing such additional authorized shares to be issued to holders who might side with the Board of Directors in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company and its shareholders. The proposed amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the proposed amendment may limit the opportunity for the Company's shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may have the effect of permitting the Company's current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of the Company's business. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock is required to approve the proposed Amendment.

                                    ITEM 3.
                       APPROVAL OF RESTRICTED STOCK PLAN

     On March 2, 2001, the Board of Directors adopted, subject to stockholder approval, a Restricted Stock Plan (the "Plan") that provides for the grant of stock awards to employees, directors and consultants of the Company and its subsidiaries. A total of 300,000 shares of Common Stock have been reserved for issuance pursuant to awards under the Plan, subject to the anti-dilution provisions of the Plan. The following summary of the material features of the Plan is qualified in its entirety by reference to the copy of the Plan which is attached as Appendix B to this proxy statement.

PURPOSE OF THE PLAN

     The Company believes it has been able to attract highly qualified personnel in the past in part through the use of stock option grants, and that it is desirable to have the continued ability to attract additional personnel and to return and reward exceptional performance by employees through other awards that encourage stock ownership and proprietary interest in the Company. The Board of Directors believes that the Plan would provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company rest, and whose present and potential contributions to the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company. By providing such individuals with additional incentive and reward opportunities, the Board of Directors believes that the Plan will enhance the profitable growth of the Company.

ADMINISTRATION OF THE PLAN

     The Plan provides that it is to be administered by a committee (the "Committee") appointed by the Board of Directors and comprised of two or more "outside" directors, within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and within the meaning of the term "non-employee director" as defined in Rule 16b-3 under the Securities Exchange Act of 1934. The Board of Directors has appointed the Compensation Committee to perform the duties of the Committee under the Plan. The Committee shall administer the Plan and shall have sole authority, in its discretion, to determine which employees, consultants or directors shall receive awards under the Plan ("Awards"), the number of shares to be subject to each Award and the Forfeiture Restrictions (as defined below) for each Award. The Committee shall have such additional powers delegated to it under the Plan, including the power to construe the Plan and the Restricted Stock Agreements executed with recipients of Awards thereunder and to determine the terms, restrictions and provisions of each Restricted Stock Agreement. The Committee may also correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Restricted Stock Agreement in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on these matters shall be conclusive.

     The Plan provides for Awards of "Restricted Stock", consisting of shares of Common Stock which are issued to the participant at the time the Award is made or at some later date, which shares are subject to certain restrictions against disposition and certain obligations to forfeit such shares to the Company under certain circumstances (the "Forfeiture Restrictions"). The Forfeiture Restrictions, which may be different for each Award, will be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon:

     (1) the attainment of one or more performance targets established by the Committee based upon, among other things, share price, earnings per share, market share, sales, net income, return on investment, economic value added or return on shareholders' equity;

     (2) the participant's continued employment with the Company or continued services as a consultant or director for a specified period of time;

     (3) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

     (4)  a combination of any of the foregoing.

     Restricted Stock awarded pursuant to an Award shall be represented by a stock certificate registered in the name of the participant. Unless otherwise provided in a Restricted Stock Agreement, the participant shall have the right to receive dividends, if any, with respect to such shares of Restricted Stock, to vote such shares and to enjoy all other stockholder rights, except that the Company shall retain custody of the stock certificate and the participant may not sell, transfer, pledge or otherwise dispose of the Restricted Stock until the Forfeiture Restrictions have expired. A breach of the terms and conditions established by the Committee pursuant to an Award shall cause a forfeiture of the Award. The Committee expects that participants generally shall not be required to make any payment for Common Stock received pursuant to an Award, except to the extent otherwise determined by the Committee or required by law.

     The Committee may, in its discretion, fully vest any or all Restricted Stock awarded to a participant under an Award and, upon such vesting, all Forfeiture Restrictions applicable thereto shall terminate. Any such action by the Committee may vary among individual participants and may vary among Awards held by any individual participant. The Committee may not, however, take any such action with respect to an Award that has been granted to a "covered employee", within the meaning of Treasury Regulation Section 1.162-27(c)(2) if such Restricted Stock Award has been designed to meet the exception for performance-based compensation under Section 162(m) of the Code.

     At the time any Award is made, the Company and the participants shall enter into a Restricted Stock Agreement setting forth the terms of the Award and such other matters as the Committee may determine to be appropriate. The terms and provisions of the Restricted Stock Agreements need not be identical, and the Committee may, in its sole discretion, amend an outstanding Restricted Stock Agreement at any time in any manner that is not inconsistent with the provisions of the Plan. The maximum number of shares that may be subject to Awards granted to any one participant may not exceed 100% of the aggregate number of shares of Common Stock that may be issued under the Plan (as adjusted from time to time in accordance with the provisions of the Plan).

AMENDMENT AND TERMINATION OF THE PLAN

     The Board of Directors in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board of Directors shall have the right to alter or amend the Plan or any part thereof at any time, except that it may not change any Award theretofore granted that would impair the rights of the participant without the consent of the participant and it may not, without approval of the Company's shareholders, (1) amend the Plan to increase the maximum aggregate number of shares that may be issued under the Plan or change the class of individuals eligible to receive Awards under the Plan or (2) amend or delete the provision of the Plan pertaining to the last sentence of the fourth paragraph under "-- Administration of the Plan," above. Except for Awards then outstanding, the Plan shall terminate and no further Awards shall be granted after the expiration of ten years following the date of its adoption by the Board of Directors, if not earlier terminated.

CAPITAL CHANGES

     In the event of a stock dividend, stock split, reorganization, merger, recapitalization or other change affecting the Common Stock, such proportionate adjustments, if any, as the Committee deems appropriate, will be made with respect to (1) the aggregate number of shares of Common Stock that may be issued under the Plan, (2) the number of shares issuable pursuant to each outstanding Award made under the Plan and (3) the maximum number of shares that may be subject to Awards granted to any one individual under the Plan.

TAX EFFECTS OF PARTICIPATION IN THE PLAN

     Under the Code as presently in effect, a participant generally will not recognize any income for federal income tax purposes at the time an Award is made, nor will the Company be entitled to a tax deduction at that time, unless the participant elects to recognize income at the time the Award is made. If the participant does not make such election, the value of the Common Stock will be taxable to the participant as ordinary income in the year in which the Forfeiture Restrictions lapse with respect to such shares of stock. The Company has the right to deduct, in connection with all Awards, any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. The Company will generally be allowed an income tax deduction equal to the ordinary income recognized by the participant at the time of such recognition.

     The Company may not deduct compensation of more than $1,000,000 that is paid in a taxable year to certain "covered employees" as defined in
Section 162(m) of the Code. The deduction limit, however, does not apply to certain types of compensation, including qualified performance-based compensation. Compensation attributable to Awards currently contemplated by the Committee under the Plan will generally not be qualified performance-based compensation and therefore will be subject to the deduction limit.

     Under Section 280G of the Code, the Company may not deduct certain compensation payable in connection with a change of control. The acceleration of vesting of Awards in conjunction with a change of control of the Company may be limited under certain circumstance thereby avoiding nondeductible payments under
Section 280G.

PLAN BENEFITS

     Because no Awards have been granted under the Plan as of the date of this Proxy Statement and all Awards will be granted at the discretion of the Committee, it is not possible for the Company to determine and disclose the amounts of Awards that may be granted to the Named Executives and the executive officers as a whole, if the Plan is approved.

REASONS FOR AUTHORIZATION AND VOTE REQUIRED

     The Plan is being submitted to the shareholders for approval pursuant to
Section 162(m) of the Code and the rules of The NASDAQ Stock Market. It is possible that some Awards under the Plan may constitute qualified performance-based compensation for purposes of Section 162(m) of the Code, although it is generally intended that most Awards will not constitute such performance-based compensation.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE RESTRICTED STOCK PLAN. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote on this item at the Annual Meeting is required to approve the Plan.

                                    ITEM 4.
                            APPOINTMENT OF AUDITORS

     Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed PricewaterhouseCoopers LLP, independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 2001. PricewaterhouseCoopers LLP has audited the Bank's financial statements since 1983 and the Company's consolidated financial statements since its inception in 1996. The Company is advised that no member of PricewaterhouseCoopers LLP has any direct or material indirect financial interest in the Company, or during the past three years, has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, officer or employee.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THIS APPOINTMENT.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

                                     ITEM 5.
                                  OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the person voting the proxy.

                              SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the 2002 Annual Meeting of Shareholders must be received by the Company at its principal executive office by November 16, 2001, in order for such proposals to be included in the Company's proxy statement and form of proxy for such meeting. Shareholders submitting such proposals are requested to address them to the Secretary, Southwest Bancorporation of Texas, Inc., 4400 Post Oak Parkway, Houston, TX 77027.

     In addition, the Company's Bylaws provide that only such business as is properly brought before the Annual Meeting will be conducted. For business to be properly brought before the meeting or nominations of persons for election to the Board of Directors to be properly made at the Annual Meeting by a shareholder, notice must be received by the Secretary at the Company's offices not later than the close of business on the 70th day prior to the anniversary date of the immediately preceding Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 20 days before such anniversary date, such notice must be so delivered not later than the close of business on the 10th day following the day on which public disclosure of the date of such meeting is first made by the Company. Such notice to the Company must also provide certain information set forth in the Bylaws. A copy of the Bylaws may be obtained upon written request to the Secretary.

     ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors


                                          /s/ DAVID C. FARRIES
                                              David C. Farries
                                              EXECUTIVE VICE PRESIDENT,
                                                TREASURER AND SECRETARY

Houston, Texas
March 16, 2001

                                                                      APPENDIX A

                            AUDIT COMMITTEE CHARTER

PURPOSE

     The Board of Directors ("Board") of Southwest Bancorporation of Texas, Inc. ("Company") is charged with establishing and monitoring adherence to policies and procedures required by regulatory statutes and principles of safety and soundness. Consistent with this function, the Board maintains an Audit Committee (the "Committee"). The Committee also functions as the Audit Committee of the Board of Directors of the Company's subsidiary, Southwest Bank of Texas National Association (the "Bank"). References to the Company herein also include the Bank and all other direct and indirect subsidiaries of the Company. The Committee shall assist the Board in monitoring:

      1. The Company's compliance with Board policies, operating policies and procedures, applicable laws and regulations and the effectiveness of the Company's internal controls;

      2. The effectiveness of the system of reporting financial information to the shareholders and the integrity of the consolidated financial statements of the corporation;

      3.  Compliance by the Company with legal and regulatory requirements; and

      4. The effectiveness and efficiency of the Company's information systems and the procedures for safeguarding resources against loss.

MEMBERSHIP

     The Committee shall be comprised of:

      1.  Not less than three members of the Board;

      2. Board members who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and

      3. Board members who are, in the Board's judgment, financially literate or who shall become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee will have accounting or related financial management expertise.

AUTHORITY

     The Board authorizes the Committee within the scope of its responsibilities to:

      1. Seek any information it requires from any Company employee or any other source deemed advisable. All employees and external parties are directed by the Board to cooperate with any request made by the Committee;

      2.  Obtain outside legal or other independent professional advice; and

      3. Ensure the attendance at Committee meetings of external parties with relevant experience and expertise.

MEETINGS

     The Committee shall meet four times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary. The proceedings of all meetings will be documented in minutes, which will be approved by the Committee and presented at meetings of the Board.

RESPONSIBILITIES

     The Committee shall, in the course of its operation:

      1. Provide an open avenue of communication between the Company's independent auditor, its internal auditors, and the Board;

      2. Instruct the independent auditor that the Board of Directors is the auditor's client.

      3. Recommend the selection of the Company's independent auditor for approval by the Board, approve the corresponding fees, and review and recommend the discharge of the independent auditor. On an annual basis, the Committee will require the independent auditor to submit a formal written statement regarding relationships and services which may affect its objectivity and independence and recommending any actions the Board should consider to address such matters;

      4. Meet with the independent auditor and financial management of the Company to review the scope of the proposed audit for the current year and, at the conclusion thereof, review such audit, including any comments or recommendations of the independent auditor;

      5. Consider the independent auditor's judgments regarding the quality and appropriateness of the Company's accounting principles as applied in its financial reporting;

      6. Review quarterly with the independent auditor, before the Company files its Quarterly Report Form 10-Q, any significant events, transactions and changes in accounting estimates which were considered by the independent auditor, in performing the quarterly review, to have affected the quality of the Company's financial reporting. The Chairperson of the Committee or the Chairperson's designated representative may represent the entire Committee for purposes of this review;

      7. Review the program of the Company's Internal Audit and Compliance Department coverage and schedule for each quarter, including proposed recommendations made regarding audits of areas the Committee, management or auditors believe to be of specific concern;

      8. Receive, prior to each meeting of the Committee, a summary of findings from completed internal audits and compliance audits for the prior period, a progress report on the current internal audit plan, and a report of outstanding weaknesses from prior audits;

      9. Provide sufficient opportunity for the Company's internal and independent auditors to meet privately with the members of the Committee to discuss any audit findings or other matters they deem relevant;

     10. Have periodic reviews with the Company's auditors and legal counsel regarding developments and changes in the various federal banking rules, regulations and other laws and the status of the Company's compliance record;

     11. Approve the appointment or removal of the Senior Vice President & Auditor and Vice President & Compliance Manager; and

     12. Annually review and assess the Committee's Charter and recommend any proposed changes to the Board.

     While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure that the Company is in compliance with laws and regulations.

                                                                      APPENDIX B

                    SOUTHWEST BANCORPORATION OF TEXAS, INC.
                             RESTRICTED STOCK PLAN

                                  I.  PURPOSE

     The purpose of the SOUTHWEST BANCORPORATION OF TEXAS, INC. RESTRICTED STOCK PLAN (the "Plan") is to provide a means through which SOUTHWEST BANCORPORATION OF TEXAS, INC., a Texas corporation (the "Company"), and its Affiliates may attract able persons to become Employees of the Company and its Affiliates or to serve as Directors or Consultants of the Company and its Affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its Affiliates. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its Affiliates. Accordingly, the Plan provides for granting Restricted Stock Awards as is best suited to the circumstances of the particular Employee, Consultant or Director as provided herein.

                                II.  DEFINITIONS

     The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

     (a) "AFFILIATE" means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

     (b)  "AWARD" means, individually or collectively, any Restricted Stock
Award.

     (c)  "BOARD" means the Board of Directors of the Company.

     (d) "CODE" means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

     (e) "COMMITTEE" means a committee of the Board that is selected by the Board as provided in Paragraph IV(a).

     (f) "COMMON STOCK" means the common stock, par value $1.00 per share, of the Company, or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Paragraph VIII.

     (g) "COMPANY" means Southwest Bancorporation of Texas, Inc., a Texas corporation.

     (h) "CONSULTANT" means any person who is not an Employee or Director and who is providing advisory or consulting services to the Company or any Affiliate.

     (i) "DIRECTOR" means an individual (who is not an Employee) elected to the Board by the stockholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date.

     (j) An "EMPLOYEE" means any person in an employment relationship with the Company or any Affiliate.

     (k) "PARTICIPANT" means an Employee, Consultant, or Director who has been granted an Award.

     (l) "PLAN" means the Southwest Bancorporation of Texas, Inc. Restricted Stock Plan, as amended from time to time.

     (m) "RESTRICTED STOCK AGREEMENT" means a written agreement between the Company and a Participant with respect to a Restricted Stock Award.

     (n) "RESTRICTED STOCK AWARD" means an Award granted under Paragraph VII of the Plan.

     (o) "RULE 16B-3" means SEC Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a similar function.

                 III.  EFFECTIVE DATE AND DURATION OF THE PLAN

     The Plan shall become effective upon the date of its adoption by the Board, provided the Plan is approved by the stockholders of the Company within 12 months thereafter. Notwithstanding any provision in the Plan or in any Restricted Stock Agreement, no Restricted Stock Award shall vest prior to such stockholder approval. No further Awards may be granted under the Plan after 10 years from the date the Plan is adopted by the Board. The Plan shall remain in effect until all Restricted Stock Awards granted under the Plan have vested or been forfeited.

                              IV.  ADMINISTRATION

     (a) COMPOSITION OF COMMITTEE. The Plan shall be administered by a committee of, and appointed by, the Board that shall be comprised solely of two or more outside Directors (within the meaning of the term "outside directors" as used in section 162(m) of the Code and applicable interpretive authority thereunder and within the meaning of the term "Non-Employee Director" as defined in Rule 16b-3).

     (b) POWERS. Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine which Employees, Consultants, or Directors shall receive an Award, the time or times when such Award shall be made, the number of shares to be subject to each Award, and the Forfeiture Restrictions and related conditions of lapse applicable to each Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective Employees, Consultants, or Directors, their present and potential contribution to the Company's success and such other factors as the Committee in its discretion shall deem relevant.

     (c) ADDITIONAL POWERS. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the Restricted Stock Agreements executed hereunder, to prescribe rules and regulations relating to the Plan, and to determine the terms, restrictions and provisions of the Restricted Stock Agreement relating to each Award, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Restricted Stock Agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Paragraph IV shall be conclusive.

                  V. SHARES SUBJECT TO THE PLAN; AWARD LIMITS;
                                 GRANT OF AWARDS

     (a) SHARES SUBJECT TO THE PLAN AND AWARD LIMITS. Subject to adjustment in the same manner as provided in Paragraph VIII, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 300,000 shares. Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses or the rights of its holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Common Stock that may be subject to Awards granted to any one individual during the term of the Plan may not exceed 100% of the aggregate number of shares of Common Stock that may be issued under the Plan (as adjusted from time to time in accordance with the provisions of the Plan). The limitation set forth in the preceding sentence shall be applied in a manner that will permit compensation generated under the Plan to constitute "performance-based" compensation for purposes of section 162(m) of the Code.

     (b) GRANT OF AWARDS. The Committee may from time to time grant Awards to one or more Employees, Consultants, or Directors determined by it to be eligible for participation in the Plan in accordance with the terms of the Plan.

     (c) STOCK OFFERED. Subject to the limitations set forth in Paragraph V(a), the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

                                 VI. ELIGIBILITY

     Awards may be granted only to persons who, at the time of grant, are Employees, Consultants, or Directors. An Award may be granted on more than one occasion to the same person.

                          VII. RESTRICTED STOCK AWARDS

     (a) FORFEITURE RESTRICTIONS TO BE ESTABLISHED BY THE COMMITTEE. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances (the "Forfeiture Restrictions"). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more performance targets established by the Committee that are based on
(1) the price of a share of Common Stock, (2) the Company's earnings per share,
(3) the Company's market share, (4) the market share of a business unit of the Company designated by the Committee, (5) the Company's sales, (6) the sales of a business unit of the Company designated by the Committee, (7) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee, (8) the cash flow return on investment of the Company or any business unit of the Company designated by the Committee,
(9) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Committee, (10) the economic value added, (11) the return on stockholders' equity achieved by the Company, or (12) the total stockholders' return achieved by the Company, (ii) the Participant's continued employment with the Company or an Affiliate or continued service as a Consultant or Director for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion, or (iv) a combination of any of the foregoing. The performance measures described in clause (i) of the preceding sentence may be subject to adjustment for specified significant extraordinary items or events, and may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Affiliate, division, or department thereof. Each Restricted Stock Award may have different Forfeiture Restrictions, in the discretion of the Committee.

     (b) OTHER TERMS AND CONDITIONS. Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Participant. Unless provided otherwise in a Restricted Stock Agreement, the Participant shall have the right to receive dividends with respect to Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto and to enjoy all other stockholder rights, except that
(i) the Participant shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the stock until the Forfeiture Restrictions have expired, (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment or service as a Consultant or Director (by retirement, disability, death or otherwise) of a Participant prior to expiration of the Forfeitures Restrictions. Such additional terms, conditions or restrictions shall be set forth in a Restricted Stock Agreement made in conjunction with the Award.

     (c) PAYMENT FOR RESTRICTED STOCK. The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Participant shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

     (d) COMMITTEE'S DISCRETION TO ACCELERATE VESTING OF RESTRICTED STOCK AWARDS. The Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all Common Stock awarded to a Participant pursuant to a Restricted Stock Award and, upon such vesting, all restrictions applicable to such Restricted Stock Award shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among individual Participants and may vary among the Restricted Stock Awards held by any individual Participant. Notwithstanding the preceding provisions of this Subparagraph, the Committee may not take any action described in this Subparagraph with respect to a Restricted Stock Award that has been granted to a "covered Employee" (within the meaning of Treasury Regulation section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under section 162(m) of the Code.

     (e) RESTRICTED STOCK AGREEMENTS. At the time any Award is made under this Paragraph VII, the Company and the Participant shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical. Subject to the consent of the Participant and the restriction set forth in the last sentence of Subparagraph (d) above, the Committee may, in its sole discretion, amend an outstanding Restricted Stock Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan.

                    VIII. RECAPITALIZATION OR REORGANIZATION

     (a) NO EFFECT ON RIGHT OR POWER. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's or any Affiliate's capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

     (b) CHANGES IN THE COMMON STOCK. In the event of changes in the outstanding Common Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after the date of the grant of any Award, such Award and any agreement evidencing such Award shall be subject to adjustment by the Committee at its discretion as to the number and price of shares of Common Stock or other consideration subject to such Award. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, the aggregate number of shares available under the Plan and the maximum number of shares that may be subject to Awards granted to any one individual shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

     (c) STOCKHOLDER ACTION. Any adjustment provided for in Subparagraph (b) above shall be subject to any required stockholder action.

     (d) NO ADJUSTMENTS UNLESS OTHERWISE PROVIDED. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

                    IX. AMENDMENT AND TERMINATION OF THE PLAN

     The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in any Award theretofore granted may be made which would impair the rights of the Participant without the consent of the Participant, and provided, further, that the Board may not, without approval of the stockholders of the Company, (a) amend the Plan to increase the maximum aggregate number of shares that may be issued under the Plan or change the class of individuals eligible to receive Awards under the Plan, or (b) amend or delete the last sentence of Paragraph VII(d).

                                X. MISCELLANEOUS

     (a) NO RIGHT TO AN AWARD. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give an Employee, Consultant, or Director any right to a Restricted Stock Award, or any other rights hereunder except as may be evidenced by a Restricted Stock Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

     (b) NO EMPLOYMENT/MEMBERSHIP RIGHTS CONFERRED. Nothing contained in the Plan shall (i) confer upon any Employee or Consultant any right with respect to continuation of employment or of a consulting or advisory relationship with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment or consulting or advisory relationship at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board.

     (c) OTHER LAWS; WITHHOLDING. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules and regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules and regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

     (d) NO RESTRICTION ON CORPORATE ACTION. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

     (e) RESTRICTIONS ON TRANSFER. An Award shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the consent of the Committee.

     (f) GOVERNING LAW. THE PLAN SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

                              FRONT SIDE OF PROXY
--------------------------------------------------------------------------------
PROXY                SOUTHWEST BANCORPORATION OF TEXAS, INC.               PROXY

                 PROXY FOR 2001 ANNUAL MEETING OF SHAREHOLDERS
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby appoints Walter E. Johnson, Paul B. Murphy, Jr. and David C. Farries, and each of them, with or without the others, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the 2001 Annual Meeting of Shareholders (the "Annual Meeting") of Southwest Bancorporation of Texas, Inc. (the "Company") to be held at the St. Regis, 1919 Briar Oaks Lane, Houston, Texas on Wednesday, April 25, 2001, at 5:00 p.m., Central time, and all adjournments and postponements thereof as follows:

    1.  To elect (i) five Class II Directors:

        Ernest H. Cockrell    Paul B. Murphy, Jr.    Adolph A. Pfeffer, Jr.
        Fred R. Lummis        John H. Echols

        and (ii) one Class I Director:            Duncan W. Stewart

        [ ] FOR all nominees                      [ ] WITHHOLD AUTHORITY
            (except as marked to the contrary)        to vote for all nominees
                                                      listed

INSTRUCTION:  TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, MARK A LINE
              THROUGH THE NOMINEE'S NAME IN THE LIST.

    2. To approve an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock from 75,000,000 to 150,000,000 shares.

                        [ ]  FOR   [ ]  AGAINST   [ ]  ABSTAIN

    3.  To approve a new Restricted Stock Plan.

                        [ ]  FOR   [ ]  AGAINST   [ ]  ABSTAIN

                          (CONTINUED ON REVERSE SIDE)
--------------------------------------------------------------------------------




                               BACK SIDE OF PROXY
--------------------------------------------------------------------------------
                          (CONTINUED FROM OTHER SIDE)

    4. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the year ending December 31, 2001.

                        [ ]  FOR   [ ]  AGAINST   [ ]  ABSTAIN

    5. To transact such other business as may properly come before the Annual Meeting or adjournment thereof.

This proxy will be voted as you specify above. If no specification is made, this Proxy will be voted with respect to item (1) FOR the nominees listed, with respect to item (2) FOR the proposal to amend the Company's Articles of Incorporation, with respect to item (3) FOR approval of the Company's Restricted Stock Plan, and with respect to item (4) FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the year ending
December 31, 2001. The undersigned hereby acknowledges receipt of the Notice of the 2001 Annual Meeting and related Proxy Statement and the Company's 2000 Annual Report to Shareholders.

                                           Dated _________________________, 2001
                                           _____________________________________
                                           _____________________________________
                                                 Shareholder's Signature(s)
                                           _____________________________________
                                                 Signature if held jointly

                                           NOTE: Joint owners must each sign.
                                           Please sign your name exactly as it
                                           appears on your stock certificate.
                                           When signing as attorney, executor,
                                           administrator, trustee or guardian,
                                           please give full title. If held by a
                                           corporation, please sign in the full
                                           corporate name by the president or
                                           other authorized officer.

  (PLEASE RETURN THIS SIGNED PROXY CARD IN THE ACCOMPANYING ADDRESSED ENVELOPE)
--------------------------------------------------------------------------------

                                                                           PROXY
                 PROXY FOR 2001 ANNUAL MEETING OF SHAREHOLDERS
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby appoints Walter E. Johnson, Paul B. Murphy, Jr. and David C. Farries, and each of them, with or without the others, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the 2001 Annual Meeting of Shareholders (the "Annual Meeting") of Southwest Bancorporation of Texas, Inc. (the "Company") to be held at 1919 Briar Oaks Lane, Houston, Texas, on April 25, 2001, at 5:00 p.m. (Housotn time)and all adjournments and postponements thereof as follows:

               THE BOARD RECOMMENDS A VOTE FOR ITEMS 1,2,3 AND 4.

This proxy will be voted as you specify. If no specification is made, this proxy will be voted "For" with respect to each item.

Item 1                                 [ ] For All Nominees
Election of Directors Class II
01  Ernest H. Cockrell                 [ ] Withhold Authority For All Nominees
02  Paul B. Murphy, Jr.
03  Adolph A. Pfeffer, Jr.             To withhold authority to vote for any
04  Fred R. Lummis                     nominee print the names of such nominees
05  John H. Echols                     on the space provided below.

                                       ________________________________________

Election of  Directors Class I         [ ]                  [ ]
01  Duncan W. Stewart                  FOR                WITHHOLD
                                     NOMINEE              AUTHORITY


Item 2                                  [ ]  FOR   [ ]  AGAINST   [ ]  ABSTAIN
To approve an amendment to the
Company's Articles of Incorporation to
increase the number of shares of
common stock from 75 million to 150
million.

Item 3                                  [ ]  FOR   [ ]  AGAINST   [ ]  ABSTAIN
To approve a new Restricted Stock
Plan.

Item 4                                  [ ]  FOR   [ ]  AGAINST   [ ]  ABSTAIN
To ratify the selection of
PricewaterhouseCoopers LLP as the
Company's independent auditors for
the year ending December 31, 2001.

Item 5
To transact such other business as
may properly come before the Annual
Meeting.  Management is presently
aware of no other such business to
come before the Annual Meeting.

                                           Date: _________________________, 2001

                                           _____________________________________
                                           Signature
                                           _____________________________________
                                           Signature if held jointly

                                           NOTE: Joint owners must each sign.
                                           Please sign your name exactly as it
                                           appears on your stock certificate.
                                           When signing as attorney, executor,
                                           administrator, trustee or guardian,
                                           please give full title. If held by a
                                           corporation, please sign in the full
                                           corporate name by the president or
                                           other authorized officer.

------------------------------FOLD AND DETACH HERE------------------------------

                          ----------------------------
                          |     VOTE BY INTERNET     |
                          | QUICK***EASY***IMMEDIATE |
                          ----------------------------



YOUR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU'VE MARKED, SIGNED AND RETURNED YOUR PROXY CARD.


--------------------------------------------------------------------------------
TO VOTE BY INTERNET: Connect to the Website listed below. You will be asked to enter a control number which is located at the bottom of this form. Then follow the instructions. THE WEBSITE for voting is www.proxyvoting.com/swbanktx
--------------------------------------------------------------------------------

              IF YOU VOTE INTERNET DO NOT MAIL IN THE PROXY CARD.
                             THANK YOU FOR VOTING!


                                                          ----------------------
                                                          |   CONTROL NUMBER   |
                                                          |                    |
                                                          ----------------------
                                                            FOR INTERNET VOTING